Exhibit 99.1

FOR IMMEDIATE RELEASE
MEDIA                                       SHAREHOLDER
CONTACT:                                    CONTACT:
Mary Ann Susco                              Marco Acosta
212-850-1382                                (212) 850-1333
suscom@jwseligman.com                       acostam@jwseligman.com

Seligman Select Municipal Fund Approves Change in Dividend Effective December 2007

NEW YORK, November 15, 2007 - The Board of Directors of Seligman Select Municipal Fund, Inc. (NYSE: SEL) today approved a change in the monthly dividend payment on the Fund's common stock. The new dividend will be $0.036 per share, which represents a 5% decrease in the amount of the monthly dividend previously paid to stockholders. The change is effective in December 2007.

Brian T. Zino, President of Seligman Select Municipal Fund, said that the dividend change was required as a result of a narrowing of the spread between the Fund's net earnings on its investment portfolio and the dividend rates paid on its preferred stock, which reflect short-term yields. Mr. Zino pointed out that the Fund also continues to be impacted by redemptions of higher-yielding bonds. "Portfolio income is reduced when the proceeds of called bonds are reinvested at lower prevailing yields," he added.

Seligman Select Municipal Fund, Inc. is managed by J. & W. Seligman & Co. Incorporated (JWS), a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds managed by JWS. Seligman Services, Inc. provides client services to shareholders of Seligman Select Municipal Fund, Inc. Seligman Advisors, Inc. and Seligman Services, Inc. are wholly-owned subsidiaries of JWS.

You should consider the investment objectives, risks, charges, and expenses of a Fund carefully before investing. You can obtain the Fund's most recent annual, semi-annual and quarterly reports by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other information are also available on the Securities and Exchange Commission's EDGAR Database.

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